Exhibit 10(a)



                               May 17, 2002




Mr. Arthur B. Krause
8611 Reinhardt Lane
Leawood, KS  66206

Dear Art:

I want to personally thank you for the leadership you have provided Sprint over the past 30 years. Your loyalty and dedication, as well as your personal talents, have contributed to many successes we have achieved as a company.

Confirming our recent discussion regarding your employment with Sprint, it is expected that you will remain in your position as CFO until June 1, 2002 at which time you will take your unused 2002 and embedded vacation then, on July 12, 2002 your separation period will begin. We have agreed that, after July 11, 2002, and on or before June 11, 2004, you will provide consulting and advice to the company, at times mutually convenient to you and the company, on a reasonable, as needed, on-call basis and, at the request of the company, may participate in various external activities and events for the benefit of the company. If consulting services are needed, you will be compensated at your current hourly base salary rate and be provided reimbursement for appropriate expenses.

Below are the details of your compensation and benefit arrangements and other agreements both prior to and after your separation from Sprint:

o Base Salary - Your current annual base salary of $444,211 will continue through your expected last day worked, July 11, 2002, (which includes the period of your unused 2002 vacation and embedded vacation), and 23 months of severance pay. The last day of the severance pay period is your "separation date." Your separation date will be June 11, 2004, which will be treated as your termination date under our benefit plans unless noted otherwise below.

o Management Incentive Plan (MIP) - You will be eligible to receive a 2002, 2003 and a prorated 2004 MIP payout. These MIP payouts will be paid in cash the first quarter of each following year. Actual annual results will be used to compute six months of the 2002 MIP (reflecting 2002 days actually worked through July 11, 2002) and the remaining six months payment will equal $202,500. The 2003 and 2004 payments will be $405,000 and $180,369 respectively.

o Stock Options - Prior to your separation date, you will continue to vest in your stock options. You will have five years (30 days for the retention grant) from your separation date to exercise any stock options in which you are vested provided the option does not expire at an earlier date. As we have discussed, since you already received acceleration of your then outstanding options as a result of the Change of Control occasioned by the WorldCom transaction, you will not be eligible for further acceleration of any options during the severance pay period. You will not be awarded additional stock options during your severance pay period.

o Long-term Incentive Plan (LTIP) -Your 2002-2004 LTIP options will not be issued. We will make a cash payout for 2002-2004 LTIP of $107,400, for 2003-2005 LTIP of $107,400 and for

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Arthur B. Krause
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  2004-2006 LTIP of $47,831 (based on an LTIP opportunity of $107,400, prorated through your separation date), as soon following December 31, 2002, 2003 and 2004 respectively as is practicable.

o Employees Stock Purchase Plan (ESPP) - You will be eligible to participate in the 2002 ESPP offering. Under the ESPP eligibility requirements, employees receiving severance pay are not eligible to participate in future ESPP offerings, therefore you will not be eligible to participate in the 2003 offering.

o Executive Deferred Compensation Plan (EDCP) - You will continue through your separation date to be eligible to participate in EDCP. Your EDCP account will be valued at your separation date. Based on your prior elections, all benefits will commence at retirement . EDCP proceeds are subject to tax withholdings upon distribution, which will commence as soon as administratively possible after the last day of the month of your separation date. Your August 1, 2000 payout election change to ten annual installments for the 1994 through 1999 Series will be in effect, unless modified at least 13 months prior to your separation date. Please note that your election for the 2000 Series was for a lump sum, not 10 annual installments.

o Sprint Retirement Savings Plan (401(k)) - You will continue through your separation date to be eligible to participate in the 401(k). You are vested in all 401(k) contributions. Should you choose to not receive a distribution at retirement, you may receive a single lump sum distribution anytime after retirement; however, such distribution must begin at least by April 1 of the year following the year you reach age 70-1/2. Please call Fidelity Investments at 1-800-877-4015 for assistance with your distribution.

o Sprint Retirement Pension Plan (SRPP) and Supplemental Executive Retirement Plan (SERP) - You are vested in your accrued benefit under both plans and are eligible to receive benefits under SRPP and SERP. Your pension benefits would begin on the first day of the month following your separation date. You will also receive the 7 years service credit under the Mid Career Pension Enhancement of SERP in the calculation of your pension benefits.

o Key Management Benefit Plan (KMBP) - Based on your prior election, your KMBP benefit will be paid as a survivor death benefit. KMBP proceeds are subject to tax withholdings upon distribution.

o Long-Distance Service - Sprint will pay all your reasonable personal Sprint long-distance charges through your lifetime provided that you are not employed by or render service to a competitor of Sprint.

o Executive Perquisites - All executive perquisites including car allowance, club memberships, miscellaneous services, and executive physical will be discontinued on your separation date.

o FlexCare - You will continue through your separation date to be eligible to participate in FlexCare, Sprint's flexible benefits program that includes medical, dental, life, and dependent life insurance coverage.

o Disability Benefits - You will cease to be eligible for short and long-term disability benefits on your last day worked, July 11, 2002.

o Plan Elections - The EDCP, 401(k), SRPP, KMBP and FlexCare plans all require or permit various periodic or payment elections. During the separation period and thereafter (to the extent the plans extend beyond the separation period) you retain the right to make or change the elections consistent with the terms of the plans.

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Arthur B. Krause
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o Vacation - Your separation date is inclusive of all your 2002, 2003 and 2004 vacation hours, plus embedded vacation hours (48).

o Noncompete - You agree that the Non-Compete Period under your noncompete agreement dated August 8, 1994, is extended to end on your separation date. Your noncompete agreement also contains restrictions against use or disclosure of Sprint proprietary information at any time after termination of employment. By accepting this letter, you agree also not to induce our employees or customers to terminate their relationship with Sprint until after your separation date. The noncompete agreement also requires you to return all Sprint property, including equipment, notes, reports, etc. to Sprint. You agree that you will receive no benefits under the noncompete agreement as amended above other than those set out in this letter.

o Contingency Employment Agreement - You agree that you will receive no benefits under the Contingency Employment Agreement, dated February 21, 1989, as amended, other than those set out in this letter.

o Payment to Estate - If you should die before payments hereunder are complete, the remaining payments will be made to your estate except that, to the extent specific plans address payments after the participant's death, the term of the specific plans will control payments.

The attached Full and Final General Release ("Release Agreement") incorporates the terms set forth in this letter and is also an essential part of our arrangement. It is understood that the Release Agreement will be signed prior to your vacation, which is scheduled to begin June 1, 2002. The validity of the Release Agreement and this letter agreement are mutually dependent on the execution of each other, are being given in consideration of each other, and neither agreement is valid unless both are signed.

As set forth in the attached Release Agreement, you have up to 21 days to consider this proposal, but you may accept it sooner if you wish. If you wish to accept this proposal, please sign and date this letter in the space provided below and return it to Ben Watson. If you have any questions regarding either this letter or the attachments, please do not hesitate to contact Ben Watson or me.

                              Best regards,

                              Sprint Corporation



                                    /s/ W. T. Esrey
                              by:   William T. Esrey
                              its:  Chairman and Chief Executive
Officer


Agreed to and Accepted:


/s/ Arthur B. Krause
Arthur B. Krause

5/20/02
Date

Attachment

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                         FULL AND FINAL GENERAL RELEASE

This  Full  and  Final  General  Release  ("Release  Agreement"), effective the
17th. day of May, 2002, is made by Sprint Corporation, a Kansas corporation, (Sprint Corporation and the subsidiaries of Sprint Corporation are collectively referred to herein as "Employer") and Arthur B. Krause ("Mr. Krause"), (collectively referred to as the "Parties").

                                    Recitals

      1. Mr. Krause is employed by Employer as Executive Vice President - Chief Financial Officer.

     2. Employer and Mr. Krause have agreed to the terms for Mr. Krause's cessation of employment and retirement pursuant to a Letter Agreement dated May 17, 2002, ("Letter Agreement"), a copy of which is attached to, and is part of, this Release Agreement.

     3. The Parties wish to confirm their agreements regarding such cessation of employment and retirement in writing.

                                    Agreement

In consideration of the mutual promises contained in this Release Agreement and the Letter Agreement and for other good and valuable consideration, the receipt and sufficiency of which both parties acknowledge, the Parties hereby agree as follows:

     1.  General Release

     Mr. Krause, for himself and his attorneys, representatives, heirs, executors, administrators, legatees, successors and assigns, hereby waives, releases and discharges Employer and all its predecessors, successors, affiliates, partners, officers, directors, agents, attorneys and employees, of and from all claims, demands, actions, causes of action, suits, damages, losses, expenses, controversies and other liabilities or damages of any nature (regardless of whether they relate to action or inaction) arising prior to or on the date hereof or arising as a result of an occurrence that took place prior to or on the date hereof, including but not limited to, any claims arising from or relating in any way to Mr. Krause's employment and the termination of his employment with Employer, the Agreement Regarding Special Compensation and Post Employment Restrictive Covenants, dated August 8, 1994 (the "Non-Compete"), the Contingency Employment Agreement, dated March 10, 1989 and amended as of January 1, 1990, and June 30, 1999 (the "CEA"), and any claims arising under the Age Discrimination in Employment Act, Fair Labor Standards Act, Americans with Disabilities Act, or the Rehabilitation Act of 1973, excepting only (1) any claims under the Indemnification Agreement, dated November 1, 1988 (the "Indemnification Agreement"), (2) any claims under applicable state workers' compensation and unemployment statutes, (3) any claims arising under this Release Agreement, and (4) any claims under the Letter Agreement, including any benefit plans referred to therein (all such claims, "Permissible Claims"). Mr. Krause represents and warrants, with the understanding that such warranty and representation is material to this Release Agreement, that neither he

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     nor any person or entity acting on his behalf has requested arbitration or asserted with any federal, state or local judicial or administrative agency or other body, any claim (other than Permissible Claims) based on or arising out of or alleged to be suffered in or as a consequence of Mr. Krause's employment with Employer, the termination of his employment, or his contacts and relationships with Employer. Further, Mr. Krause represents and warrants, with the understanding that such representation and warranty is material to this Release Agreement, that he has no current intention to assert, in any manner or by any means, any such claims before any federal, state or local judicial or administrative agency or other body, or to request arbitration of same. If any such claim is asserted in the future by Mr. Krause or any person or entity authorized to do so on his behalf, Mr. Krause agrees that this Release Agreement is a total and complete bar to Mr. Krause's re-employment or recovery of any sum or amount whatsoever from Employer, whether labeled "award, " "liability," "damages," "judgment," "back pay," "wages," or "fine, " or otherwise, resulting directly or indirectly from any arbitration, lawsuit, remedy, charge, or complaint, whether brought privately by Mr. Krause, whether or not on his behalf or at his request.

     2.  Mutuality of Release and Letter Agreement

     Mr. Krause agrees that this Release Agreement and the Letter Agreement are void if both documents are not executed or if either document is later revoked within the 7 days provided for below.

     3.  Cooperation in Litigation and Indemnity

     Mr. Krause agrees that he will reasonably cooperate with Employer in the prosecution or defense of all claims, charges, investigations, lawsuits or legal proceedings in which Sprint deems his assistance or testimony to be beneficial to Employer. Without limiting the foregoing, Mr. Krause agrees that he will not communicate with anyone regarding such claims or proceedings except communications with Employer's attorneys or outside counsel retained by Employer or communications to which said attorneys or outside counsel will be privy. Mr. Krause agrees that he will cooperate with Employer in providing whatever factual information he may have relative to any claim, charge, investigation, lawsuit or other proceeding brought by or against Employer with which he may have familiarity as a result of his employment with Employer or otherwise. Mr. Krause agrees to appear and to testify on behalf of Employer in all such matters without the requirement of a subpoena. Employer agrees to reimburse Mr. Krause at the rate of $1,777 per day plus any reasonable out-of-pocket expenses he incurs as a result of performing these services. Employer hereby agrees to extend the coverage of the Indemnification Agreement to cover Mr. Krause's activities for Employer pursuant to this paragraph. The extension shall apply as long as and at any time Mr. Krause is required to provide cooperation under this Section. It is agreed that the obligations under this paragraph shall survive and continue to be binding upon Mr. Krause after Employers' obligations have been performed under the Letter Agreement. The extension of coverage of the Indemnification Agreement will continue to apply to the actions taken by Mr. Krause in fulfillment of his obligations under this Section after the conclusion of any matters with respect to which he has provided cooperation.


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

     4.  Assignment

     Employer may, upon prior notice to Mr. Krause, freely assign its rights, liabilities and obligations hereunder and under the Letter Agreement to any affiliated legal entity which is a successor, subsidiary or affiliate of Employer, without consent. However, as between Employer and Mr. Krause, no such assignment will relieve Employer from its obligations hereunder or under the Letter Agreement without the express written consent of Mr. Krause. This Release Agreement shall bind and inure to the benefit of any such assignee or successor.

     5.   Governing Law; Survivorship

     The validity, interpretation, and enforcement of this Release Agreement, the Letter Agreement, will be governed by the laws of the State of Kansas without giving effect to its conflicts of laws principles. The Letter Agreement, and this Release Agreement constitute the entire agreement between the parties with respect to Mr. Krause's separation of employment, and they supersede all previous or contemporaneous negotiations, commitments, statements, and writings regarding the terms of Mr. Krause's employment or separation from employment. For clarification purposes, the Indemnification Agreement and Mr. Krause's obligations under the Non-Compete Agreement survive Employers completion of its obligation under the Letter Agreement, but nothing in this Release Agreement will extend any of Mr. Krause's obligations beyond the term for each obligation as it exists under the Non-Compete Agreement, as amended by the Letter Agreement.

     6.   Notices

     All notices and other communications required or permitted under this Release Agreement must be in writing and either hand-delivered or mailed by registered or certified mail, return receipt requested, and addressed as follows:

               To Sprint:          Sprint Corporation
                                   6200 Sprint Parkway
                                   Overland Park, Kansas 66251
                                   Attention:  Executive Vice
                                   President  & General Counsel

               To Mr. Krause:      Arthur B. Krause
                                   8611 Reinhardt Lane
                                   Leawood, KS  66206

     7.  Binding Effect, Consideration, and Revocation

     Mr. Krause agrees that he has carefully read this paragraph, and the rest of this Release Agreement, and the Letter Agreement, that he knows and understands the contents thereof, and that he executes both documents of his own free will. Mr. Krause further states that he has been advised to consult with an attorney, that he has consulted with an attorney regarding these documents, and that he fully understands the terms, conditions, and the final

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

     and binding effect of these documents. Mr. Krause acknowledges that he has been given a period of at least 21 days within which to consider these documents before signing them. Furthermore, it is agreed that Mr. Krause will have the right to revoke this Release Agreement and Letter Agreement by written notice to Employer within the seven days immediately following their execution, and that the Release Agreement and Letter Agreement will not become effective or enforceable until that period has expired. If this Release Agreement or Letter Agreement is revoked by Mr. Krause, he agrees to return all consideration and benefits provided to him by Employer to which he would not be entitled absent the Letter Agreement and this Release Agreement.

     8.  Non-disparagement

     The parties mutually agree to refrain from making any statements about each other that would disparage or reflect unfavorably upon the image or reputation of the other or of any officer, director or employee of the Employer.

                         /s/ Arthur B. Krause
                         ARTHUR B. KRAUSE

                               SPRINT CORPORATION

                         By: /s/ W. T. Esrey

                         Title: Chairman & CEO















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